Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the Class A common stock, par value of $0.001 per share, of Gemini Space Station, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.
Dated this 18th day of May 2026.

Winklevoss Capital Fund, LLC

By:	Winklevoss Capital Management, LLC
Its: Manager

By:	/s/ Cameron H. Winklevoss
Name: Cameron H. Winklevoss
Title: Manager

Winklevoss Capital Management, LLC

By:	/s/ Cameron H. Winklevoss
Name: Cameron H. Winklevoss
Title: Manager

Tyler H. Winklevoss

By:	/s/ Tyler H. Winklevoss
Name: Tyler H. Winklevoss

Cameron H. Winklevoss

By:	/s/ Cameron H. Winklevoss
Name: Cameron H. Winklevoss